Exhibit 99.1

Investor Contact: Mark Barnett Vice President, Investor Relations 614 677-5331 Media Contact: Bryan Haviland Public Relations Officer 614 677-7767

For release: December 3, 2004

Nationwide Financial Names

Leader for In-Retirement Segment

COLUMBUS, Ohio — Keith I. Millner has been named senior vice president for the In-Retirement business segment of Nationwide Financial Services, Inc. (NYSE: NFS). Millner will be responsible for development of the new segment, which the company formed in May. The new business segment focuses on serving the investment needs of consumers following their retirement. Millner will join Nationwide effective January 3, 2005.

“We believe the In-Retirement business represents a tremendous growth opportunity,” said Mark R. Thresher, Nationwide Financial’s president and chief operating officer. “We’re very pleased to have found someone with so much relevant experience to lead this business. Keith’s unique and diverse background in insurance, banking and healthcare, combined with his outstanding leadership skills, make this an exciting step in our efforts to become a leading provider of investment products and services to consumers in retirement. Serving consumers’ needs as they enter retirement is an integral part of our On Your SideSM promise going forward.” Millner will report to Thresher.

Millner joins Nationwide with 20 years of experience in new business development, marketing and strategic planning. He most recently was senior vice president of national accounts, southeast region, for CIGNA HealthCare, where he was responsible for growing new business and maintaining an existing portfolio of Fortune 100 customers. Prior to joining CIGNA HealthCare, he held a variety of leadership roles in marketing and business development at Assurant Group, NationsBank, Kraft and Bristol-Myers.

Millner earned his Bachelor’s degree from Guilford College and an MBA from the Kenan-Flager School of Business, University of North Carolina.

Insurance • Financial Services • On Your SideSM	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

About Nationwide Financial

Nationwide Financial Services, Inc. (NYSE: NFS), a publicly traded company based in Columbus, Ohio, provides a variety of financial services that help consumers invest1 and protect their long-term assets, and offers retirement plans and services through both public- and private-sector employers.

It’s part of the Nationwide group of companies, which offers diversified insurance and financial services. The group is lead by Nationwide Mutual Insurance Company, which is ranked No. 118 on the Fortune 500 based on 2003 revenue2. For more information visit http://www.nationwide.com.

[1]	Nationwide Investment Services Corporation, member NASD. In MI only: Nationwide Investment Svcs. Corporation.

[2]	Fortune Magazine, April 2004

Insurance • Financial Services • On Your SideSM	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com